EXHIBIT 16.1

April 21, 2015

Securities and Exchange Commission

100 F Street, NE

Washington, DC20549

Re: Multimedia Platforms, Inc.

Ladies and Gentlemen:

I have read the statements made by Multimedia Platforms, Inc., which were provided to me and which I understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of its Form 8-K, regarding the change in certifying accountant. I agree with the statements concerning our firm in such Current Report on Form 8-K. I have no basis to agree or disagree with other statements made under Item 4.01.

I hereby consent to the filing of the letter as an exhibit to the foregoing report on Form 8-K.

Yours very truly,

/s/ Bedinger & Company